Exhibit 99.1

CIMG Inc. Acquires 230 Bitcoin, Bringing Total Holdings to 730

BEIJING, China, December 17, 2025 – CIMG Inc. (“CIMG” or the “Company”) (Nasdaq: IMG), a business group specializing in digital health and sales development, which utilizes technology and marketing to enhance its business partners’ sales growth and commercial value, today announced that it has recently acquired an additional 230 Bitcoin using internal sources of capital, for total purchase price of approximately US $24,610,000. Following the completion of this transaction, the Company’s total Bitcoin holdings has reached 730.

The company stated that the current “cooling period” in the digital asset market has provided a strategic entry point, noting that Bitcoin serves as a liquid asset that supports value preservation.

Alice Wang, Chairman and CEO of CIMG, commented: “We remain committed to a long-term perspective, guided by ongoing capital accumulation. We continuously evaluate opportunities and act decisively when conditions are favorable. As a cornerstone asset in the industry, Bitcoin holds strong long-term investment value. This transaction marks another significant milestone in CIMG’s consistent execution of its Bitcoin reserve strategy.”

About CIMG Inc.

CIMG Inc. is a global business group in the digital health industry, built around cryptocurrency strategies. The company leverages AI and cryptocurrencies (such as Bitcoin and stablecoins) to drive industry growth, helping clients maximize user acquisition and brand management value. Its current portfolio includes brands like Kangduoyuan, Maca-Noni, Qianmao, Huomao, and Coco-mango.

Forward-Looking Statements

This press release contains information about the Company’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary for its operations, and its ability to protect its intellectual property. The Company encourages you to review other factors that may affect its future results in the Company’s annual reports and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

http://www.ccmg.tech

ir@ccmg.tech